Exhibit 99.1

Date: November 17, 2010

Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com

Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES BOARD OF DIRECTORS
INCREASES DIVIDEND 5.9 PERCENT

AUTHORIZES ADDITIONAL INVESTMENT IN RESIDENTIAL SOLAR PROGRAM

WALL, N.J. - The board of directors of New Jersey Resources (NJR) has unanimously declared a 5.9 percent increase in the quarterly dividend rate to $.36 per share from $.34 per share. The new quarterly rate will be effective with the dividend payable January 3, 2011 to shareowners of record on December 15, 2010. The new annual dividend rate will be $1.44 per share. NJR has paid quarterly dividends continuously since its inception in 1952.

“The board's action today is an acknowledgment of our consistent financial performance led by continued strong results from our core regulated business, New Jersey Natural Gas,” said Laurence M. Downes, chairman and CEO of NJR. “Our performance and strong financial profile provide us with the opportunity to reward our shareowners by increasing our dividend and invest in growing our company consistent with our business strategy.”

The board also approved $9.4 million to fund additional investments in the company's residential solar program. Since inception in March 2010 with an initial investment of $3.5 million, over 800 inquiries were received indicating strong acceptance of the program. Through September 30, 2010, over 100 contracts have been executed with 59 completions, totaling nearly 400 kilowatts of installed capacity. The program qualifies for a 30 percent federal investment tax credit, which is immediately accretive to earnings. The cash payback period for projects is typically less than five years.

New Jersey Resources, a Fortune 1000 company, provides reliable and renewable energy and natural gas services including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 2.3 Bcf/day of transportation capacity and 50 Bcf of storage capacity; and provides appliance installation, repair and contract service to nearly 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.

###